NL REPORTS THIRD QUARTER RESULTS

DALLAS, TEXAS – November 3, 2011 - NL Industries, Inc. (NYSE:NL) today reported net income attributable to NL stockholders of $27.7 million, or $.57 per share, in the third quarter of 2011 compared to $11.5 million, or $.24 per share, in the third quarter of 2010.  For the first nine months of 2011, NL reported net income attributable to NL stockholders of $61.8 million, or $1.27 per share, compared to net income of $13.5 million, or $.23 per share, in the first nine months of 2010.

Net sales in the third quarter of 2011 were comparable to the third quarter of 2010, and increased 3% in the first nine months of 2011 compared to the same period in 2010.  Net sales increased in the year-to-date period due to an increase in order rates from CompX’s customers resulting from improving economic conditions in North America.  Net sales were also impacted by relative changes in currency exchange rates, which increased sales by approximately $.2 million for the quarter and $.5 million for the year-to-date period.  Income from operations attributable to CompX decreased to $1.5 million in the third quarter of 2011 from $3.1 million in the third quarter of 2010, and improved to $13.4 million in the first nine months of 2011 compared to $7.8 million in the same period in 2010.  Income from operations in the third quarter decreased primarily due to the negative impact of higher raw material costs, a less favorable product sales mix and a $1.1 million write-down on assets held for sale in the third quarter of 2011 ($.02 per share, net of income taxes and noncontrolling interest) as compared to a $.5 million write-down on assets held for sale in the third quarter of 2010 ($.01 per share, net of income taxes and noncontrolling interest).  The nine-month period increase is primarily due to the previously-reported first quarter 2011 patent litigation settlement gain of $7.5 million ($.06 per diluted share, net of income taxes and noncontrolling interest).  Income from operations comparisons were also favorably impacted by lower patent litigation expense, partially offset by facility consolidation costs and related production inefficiencies, higher raw material costs, the assets held for sale write-downs discussed above and relative changes in currency exchange rates.  Changes in currency exchange rates negatively impacted CompX’s income from operations by $.1 million for the quarter and by $1.1 million year-to-date compared to the same periods of 2010.

Kronos’ net sales of $548.0 million in the third quarter of 2011 were $171.4 million, or 46%, higher than in the third quarter of 2010.   Kronos’ net sales of $1,505.9 million for the first nine months of 2011 were $429.5 million, or 40%, higher than in the first nine months of 2010.  Net sales increased in the third quarter and first nine months of 2011 primarily due to higher average TiO2 selling prices and the positive impact of fluctuations in currency exchange rates.  Kronos’ average TiO2 selling prices increased 41% in the third quarter of 2011 as compared to the third quarter of 2010, and increased 37% in the first nine months of the year as compared to 2010.  Kronos’ average TiO2 selling prices at the end of the third quarter of 2011 were 10% higher than at the end of the second quarter of the year, continuing the improvement in selling prices that began in the second half of 2009 and continued throughout 2010 and the first nine months of 2011.  Fluctuations in currency exchange rates also impacted Kronos’ net sales, increasing net sales by approximately $38 million for the third quarter and approximately $66 million for the first nine months of 2011.  Kronos’ sales volumes were approximately 1% lower in the third quarter of 2011 than in the third quarter of 2010 primarily due to the scheduling of available products for shipment.  The table at the end of this press release shows how each of these items impacted Kronos’ overall increase in sales.

Kronos’ income from operations increased by $99.6 million, from $57.0 million in the third quarter of 2010 to $156.6 million in the third quarter of 2011.  For the year-to-date period, Kronos’ income from operations increased by $285.7 million from $117.5 million in 2010 to $403.2 million in 2011.  Income from operations increased in both periods due to higher TiO2 selling prices and higher production volumes.  These increases were partially offset by higher raw materials and maintenance costs.  Changes in currency exchange rates negatively impacted Kronos’ income from operations by approximately $3.0 million in the first nine months of 2011 compared to the same period of 2010.  Kronos’ TiO2 production volumes were 4% higher in the year-to-date period 2011 as compared to 2010, with operating rates at near full practical capacity throughout the first nine months of 2011.  Kronos’ production volumes in the first nine months of 2011 set a new record for the first nine months of a year.

As previously reported, in March 2011 Kronos redeemed €80 million principal amount of its 6.5% Senior Secured Notes due 2013 at the redemption price of 102.167% of the principal amount.  During the third quarter of 2011, Kronos also repurchased in open market transactions an additional €30.4 million principal amount of its Senior Secured Notes for an aggregate of €30.2 million.  Kronos’ year-to-date results in 2011 include an aggregate net charge of $3.2 million (NL’s equity interest was $.4 million, or $.01 per share, net of income tax) consisting of the call premium, gain on the repurchases and the write-off of unamortized deferred financing costs and original issue discount associated with the redeemed and repurchased Senior Notes.

Kronos’ income tax benefit in 2010 includes a $35.2 million (NL’s equity interest was $8.2 million, or $.17 per share, net of income taxes) non-cash deferred income tax benefit in the first quarter related to a European Court ruling that resulted in the favorable resolution of certain income tax issues in Germany and an increase in the amount of Kronos’ German corporate and trade tax net operating loss carryforwards.

Litigation settlement gain in 2010 relates to a $5.3 million pre-tax gain ($3.4 million, or $.07 per share, net of income taxes) recognized in the third quarter for a settlement agreement we entered into with another potentially responsible party for certain environmental matters.

Litigation settlement expense in 2010 of $32.2 million ($20.8 million, or $.43 per share, net of income taxes) relates to the settlement of certain legal proceedings in April 2010.

Insurance recoveries reflect in part amounts we received from certain of our former insurance carriers and relate to the recovery of prior lead pigment and asbestos litigation defense costs incurred by us.  Substantially all of the insurance recoveries we recognized in the third quarter 2011 relate to a new settlement we reached with one of our insurance carriers in September 2011 in which they agreed to reimburse us for a portion of our past lead pigment litigation defense costs.  A substantial portion of the insurance recoveries we recognized in 2010 relates to the litigation settlement referred to above. Insurance recoveries aggregated $16.6 million in the first nine months of 2011 ($10.7 million, or $.22 per share, net of income taxes) and $18.6 million in the first nine months of 2010 ($12.0 million, or $.25 per share, net of income taxes).

Corporate expenses were higher in the third quarter of 2011 as compared to the third quarter of 2010 primarily due to higher litigation and related costs and higher environmental remediation and related expenses.  Corporate expenses were higher in the first nine months of 2011 as compared to 2010 primarily due to higher environmental remediation and related expenses partially offset by lower litigation and related costs.

Our income tax expense in the first nine months of 2010 included an aggregate first quarter provision for deferred income taxes of $1.9 million ($1.6 million, or $.03 per share, net of noncontrolling interest) associated with a determination that certain undistributed earnings of a non-U.S. subsidiary can no longer be considered to be permanently reinvested.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although NL believes that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, we continue to face many risks and uncertainties.  Among the factors that could cause actual future results to differ materially include, but are not limited to:

•	Future supply and demand for our products;
•	The extent of the dependence of certain of our businesses on certain market sectors;
•	The cyclicality of our businesses (such as Kronos’ TiO2 operations);
•	Changes in raw material and other operating costs (such as energy, ore and steel costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs;
•	Changes in the availability of raw material (such as ore);
•
General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for, among other things, TiO2 and component products);

•	Possible disruption of our business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•	Competitive products and prices, including increased competition from low-cost manufacturing sources (such as China);
•	Customer and competitor strategies;
•	Potential consolidation of Kronos’ competitors;
•	Demand for office furniture;
•	Substitute products;
•	The impact of pricing and production decisions;
•	Competitive technology positions;
•	Our ability to protect our intellectual property rights in our technology;
•	The introduction of trade barriers;
•	Service industry employment levels;
•	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone, the Canadian dollar and the New Taiwan dollar);
•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime and transportation interruptions);
•	The timing and amounts of insurance recoveries;
•	Our ability to maintain sufficient liquidity;
•	The extent to which our subsidiaries were to become unable to pay us dividends;
•	CompX’s and Kronos’ ability to renew or refinance debt;
•	CompX’s ability to comply with covenants contained in its revolving bank credit facility;
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters;
•	Potential difficulties in integrating completed or future acquisitions;
•	Decisions to sell operating assets other than in the ordinary course of business;
•	Uncertainties associated with the development of new product features;
•	Our ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefits of which have been recognized under the more-likely-than-not recognition criteria;
•
Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities or new developments regarding environmental remediation at sites related to our former operations);

•
Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on present and former manufacturers of lead pigment and lead-based paint, including us, with respect to asserted health concerns associated with the use of such products);

•	The ultimate resolution of pending litigation (such as our lead pigment and environmental matters); and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

NL Industries, Inc. is engaged in the component products (security products, furniture components and performance marine components), chemicals (TiO2) and other businesses.

NL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except earnings per share)
(Unaudited)

	Three months		Nine months
	ended September 30,		ended September 30,
	2010	2011	2010	2011

Net sales	$35.7	$35.7	$102.9	$105.7
Cost of sales	26.0	27.2	75.2	78.7

Gross margin	9.7	8.5	27.7	27.0

Selling, general and administrative expense	5.9	5.7	17.3	17.8
Other operating income (expense):
Insurance recoveries	.3	16.1	18.6	16.6
Litigation settlement gain	5.3	-	5.3	-
Litigation settlement expense	-	-	(32.2)	-
Patent litigation settlement gain	-	-	-	7.5
Patent litigation expense	(.2)	-	(2.1)	(.2)
Facility consolidation expense	-	(.2)	-	(2.0)
Asset held for sale write-down	(.5)	(1.1)	(.5)	(1.1)
Corporate expense and other, net	(3.6)	(4.7)	(10.8)	(20.4)

Income (loss) from operations	5.1	12.9	(11.3)	9.6

Equity in net income of Kronos Worldwide, Inc.	11.6	26.1	33.9	71.5

General corporate items:
Interest and dividends	.6	.8	1.9	2.2
Interest expense	(.5)	(.5)	(1.0)	(1.3)

Income before income taxes	16.8	39.3	23.5	82.0

Provision for income taxes	5.1	11.5	9.7	19.4

Net income	11.7	27.8	13.8	62.6

Noncontrolling interest in net income
of subsidiary	.2	.1	.3	.8

Net income attributable to NL stockholders	$11.5	$27.7	$13.5	$61.8

Basic and diluted net income per share (a)	$.24	$.57	$.23	$1.27

Basic and diluted average shares outstanding	48.6	48.7	48.6	48.7

(a) Refer to Note 14 of our Condensed Consolidated Financial Statements included in our
Quarterly Report on Form 10-Q for the period ended September 30, 2011 for the computation of our per share amounts.

NL INDUSTRIES, INC.
COMPONENTS OF INCOME (LOSS) FROM OPERATIONS
(In millions)
(Unaudited)

	Three months		Nine months
	ended September 30,		ended September 30,
	2010	2011	2010	2011

CompX - component products	$3.1	$1.5	$7.8	$13.4
Insurance recoveries	.3	16.1	18.6	16.6
Litigation settlement gain	5.3	-	5.3	-
Litigation settlement expense	-	-	(32.2)	-
Corporate expense and other, net	(3.6)	(4.7)	(10.8)	(20.4)

Income (loss) from operations	$5.1	$12.9	$(11.3)	$9.6

NL INDUSTRIES, INC.
CHANGE IN KRONOS' TiO2 SALES
(Unaudited)

	Three months		Nine months
	ended September 30,		ended September 30,
	2011 vs. 2010		2011 vs. 2010

Percentage change in sales:
TiO2 product pricing	41%		37%
TiO2 sales volume	(1	) %	(1	) %
TiO2 product mix	(4	) %	(2	) %
Changes in currency exchange rates	10%		6%

Total	46%		40%